Exhibit 1
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D and any amendments to it with respect to the common stock, par value NIS .12 per share, of ECI Telecom Ltd., and further agree that this Joint Filing Agreement be included as an Exhibit to those joint filings.
Dated: July 11, 2007

SWARTH GROUP INC.

By:	/s/ Maria Meier

Name:	Maria Meier
Title:	Director

SHAUL SHANI

By:	/s/